EXHIBIT 10.3
FIRST AMENDMENT
TO EMPLOYMENT AGREEMENT

AGREEMENT dated as of July 9, 2009 between Timothy S. O'Toole (“Employee”) and Chemed Corporation (the “Company”).

WHEREAS, Employee and the Company have entered into an Employment Agreement dated May 6, 2007 (“Employment Agreement”); and

WHEREAS, Employee and the Company desire to amend said Employment Agreement to comply with the regulations issued under Section 409A of the Internal Revenue Code.

NOW, THEREFORE, Employee and the Company mutually agree that the Employment Agreement shall be amended, effective as of July 9, 2009, as follows:

A.	The first and second sentences of Section 3.4(b) are hereby revised to read as follows:

“If the Company shall terminate Employee's employment hereunder Without Cause, the Company shall pay Employee within 10 days of termination but in no event later than the following March 15 a lump sum amount in cash equal to two and one-half times his then annual base salary plus a lump sum amount in cash equal to the product of: (i) the average amount of the Employee’s annual incentives under the Company’s annual incentive plan paid or payable for the last three full fiscal years prior to termination; and (ii) a fraction, the numerator of which is the number of days in the fiscal year through the date of termination and the denominator of which is 365.  Employee shall also be eligible to participate in the Company’s welfare benefits plans such as health insurance, life insurance, long-term care insurance and long-term disability benefits plans for eighteen months following termination, at the then current employee contribution rates; provided that if the Employee is precluded from continuing his or her participation in any applicable plan, program, or arrangement, the Employee shall be provided with the after-tax cost of continuation of such coverage, including premiums under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (“COBRA Premiums”), for the Employee with respect to the benefits provided under such plan, program, or arrangement, paid as a lump sum payment within 10 days of termination, but in no event later than the following March 15.”

B.	Section 3.4(d) is hereby revised to read as follows:

“If the Employee’s employment hereunder shall terminate pursuant to §3.1(a), (b), or (d), the Company shall pay Employee, during the period from the 183rd to the 190th day following termination, in lieu of any amounts that may be due and payable under the Company’s annual incentive plan for the fiscal year of termination a lump sum amount in cash on termination equal to the product of: (i) the average amount of the Employee’s annual incentives under the Company’s annual incentive plan paid or payable for the last three full fiscal years prior to termination; and (ii) a fraction, the numerator of which is the number of days in the fiscal year through the date of termination and the denominator of which is 365. “

C:	The final sentence of Section 6.7 is hereby added to read as follows:

“All Payments are intended by Company and Employee to meet the requirements of Section 409A of the Code.”

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Except as specifically amended in this First Amendment to Employment Agreement, the Employment Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have duly executed this amendatory agreement as of the date first above written.

EMPLOYEE

_/s/ Timothy S. O'Toole
Timothy S. O'Toole

CHEMED CORPORATION

_/s/ Naomi C. Dallob
Naomi C. Dallob
Chief Legal Officer

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